COGNITRONICS REPORTS THIRD QUARTER RESULTS

DANBURY, Conn. November 12, 2004 - Cognitronics Corporation (AMEX:CGN) today reported a net loss of $1.3 million, or $.23 per share on a diluted basis, for the quarter ended September 30, 2004 compared to a net loss of $.5 million, or $.08 per share on a diluted basis, a year ago.

Sales for the third quarter were $1.9 million in 2004, down 46% from $3.5 million in 2003. The company said that the decrease in third quarter 2004 sales is due to lower sales (61%) by its domestic operations, which in the 2003 quarter included $1.2 million in sales to a single customer, and lower sales (26%) by its European distributorship operations.

For the nine months ended September 30, 2004, the Company reported a net loss of $2.3 million, or $.40 per share on a diluted basis, on sales of $8.4 million compared to a net loss of $2.1 million, or $.38 per share on a diluted basis, on sales of $8.4 million in the 2003 period. Included in the 2003 nine-month period is an $834,000 ($.15 per basic and diluted share) non-recurring gain on termination of a post-retirement benefit plan.

"Material orders anticipated to be received in the third quarter were delayed resulting in lower domestic sales, but are expected to be received in the fourth quarter," said Brian J. Kelley, president and chief executive
officer of Cognitronics,   "In addition, as announced today, the company
has just received orders from a major telecommunications service provider aggregating $1.2 million to be delivered in the fourth quarter of 2004.

"The company's CX Series products are gaining increased acceptance by telecommunications service providers due to their unique ability to interface with both the traditional TDM/AIN and next generation Internet Protocol network environments."

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP networks as well as in traditional
AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.



                         COGNITRONICS CORPORATION
                            SUMMARY OF RESULTS
                                                         Three Months
                                                      Ended September 30,
                                                      -------------------
                                                      2004           2003
                                                      ----           ----
Net sales                                          $1,889,000     $3,498,000

Net loss                                          ($1,348,000)     ($466,000)

Net loss per share:
   Basic                                                ($.23)         ($.08)
   Diluted                                              ($.23)         ($.08)

Weighted average number of shares outstanding:
   Basic                                            5,808,997      5,593,012
   Diluted                                          5,808,997      5,593,012






                                                          Nine Months
                                                      Ended September 30,
                                                      -------------------
                                                      2004           2003
Net sales                                          $8,393,000     $8,442,000

Net loss                                          ($2,323,000)   ($2,117,000)

Net loss per share:
   Basic                                                ($.40)         ($.38)
   Diluted                                              ($.40)         ($.38)

Weighted average number of shares outstanding:
   Basic                                            5,748,129      5,550,427
   Diluted                                          5,748,129      5,550,427

The 2003 nine-month period includes an $834,000 ($.15 per basic and diluted share) non-recurring gain on termination of a post-retirement benefit plan.

                      SUMMARY OF FINANCIAL POSITION


                                                   September 30, December 31,
                                                      2004          2003
                                                      ----          ----
Cash, cash equivalents and marketable securities   $8,778,000    $8,833,000

Working capital                                   $12,036,000   $14,143,000

Total assets                                      $16,893,000   $18,898,000

Total stockholders' equity                        $12,267,000   $14,224,000


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